Exhibit 6.2

Official Translation code: LEGORRETA-CERVAN of a document written in Spanish, sealed by the undersigned Official Translator, December 16th, two thousand and twenty-one, Bogotá, D.C., Republic of Colombia.

BONDING AND CO-RESPONSIBILITY AGREEMENT

Bonding and Co-Responsibility Agreement to maintain the quality of Tequila 100% of Agave, Bottled of Origin, through which is allowed the use of Tequila Origin Denomination, in compliance of the Article 308 of the Federal Act of Protection to Industrial Property, which is entered by one side LETICIA HERMOSILLO RAVELERO, who hereinafter will be named “The Producer”, and on the other hand DOLLINGER INNOVATIONS INC. represented in this Agreement by SEAN DOLLINGER, which herein after will be named “The Distributor”; both parties are subjected to following depositions and clauses:

DEPOSITIONS

A.	The Producer declares:

A-1 That she is a physical person, of legal age and Mexican citizen, who has the necessary legal capacity to subscribe validly by her own right this Agreement.

A-2 That as part of her activities, she is dedicated to production of alcoholic beverage named “Tequila 100% of Agave”, having the need facilities for its production within her factory placed at KM 32 Guadalajara – Nogales International Highway , El Arenal Municipality, C.P. 45350; Jalisco, Mexico, elaborating the products strictly subjected to NOM-006-SCFI-2012 Mexican Official Standard.

A-3 That is authorized to produce Tequila by the General Directorate of Norms from Secretary of Economy.

A-4 That the Regulatory Council of Tequila A.C., granted the Authorized Producer Record No. 1477, which accompanies to NOM official password (hereinafter NOM 1477).

A-5 That she is authorized to use the Tequila Origin Denomination No. DOT-194 issued according to applicable legislation of the Mexican Institute of Industrial Property, body belonging to Government of the Mexican United States; that the validity of such authorization does not expire or end before of validity of this Agreement.

B.	The Distributor declares:

B-1 That it is a Canadian Company which is legally constituted according to Canada laws.

B-2 That as part of activities, he is dedicated to distribution and / or sale of alcoholic beverages, with its domicile at 100 Park Royal, S Suite 504, West Vancouver BC, V7V3G4, Canada.

B-3 That he has permit or authorization issued by competent authorities to make mentioned activities in Deposition B-2 and that the validity of such authorization or permit does not expire before of the date of termination of this Agreement, except that there are supervening causes.

B-4 That based in Tequila 100% of Agave, packaging and labeling of origin provided by The Producer according to this Agreement, The Distributor will make distribution and sale activities of such beverage in Mexico and / or abroad, fulfilling the applicable laws and regulations in the place in which it is commercialized.

B-5 That SEAN DOLLINGER is its Administrative Director, who has need and sufficient legal faculties to validly subscribe, in representation of The Distributor, this Agreement and obligations in its terms.

C.	Both Parties declare:

C-1 That is their will to be engaged and collaborate each other for the product be delivered to consumer with Tequila Origin Denomination; it has required quality and strictly fulfills with the provisions of the Valid Mexican Official Norm, as well as with all valid and applicable orders in the matter.

C-2 That they agree that this Agreement only will take effect from its inscription in the Mexican Institute of Industrial Property of the Mexican United States, previous sanction or approval of it by such Institute in the terms of valid Federal Act of Protection to Industrial Property.

C-3 That they know that will proceed direct cancellation of such inscription in case that any of the Parties does not fulfill with established official norms by Secretariat of Economy to preserve the quality of alcoholic beverage named Tequila in Mexico and internationally, as is established in this Agreement; and indirect cancellation in case that the use authorization of Tequila Origin Denomination be void or cancelled , which is kept by the Producer and which is mentioned in Deposition A-5, as well as by default to this Agreement from any of the Parties or the mentioned mark in Eight Clause is not valid.

C-4 Both parties know that in default to provisions of Article 309 of Federal Act of Protection to Industrial Property, the authorized user by the Mexican Institute of Industrial Property must inscribe in it the changes of name, social name or transformation of legal regime, as well as the changes of domicile, in the terms provided by the Regulations of the above mentioned Act.

C-5 That both parties agree to subscribe this Agreement and they have the ability to do it, fulfilling the provisions of Article 308 of the Federal Act of Protection to Industrial Property; also, they inform that they know the scope and content of the valid Mexican Official Norm for Tequila, as well as the General Statement of Tequila Origin Denomination and they want to subscribe this Agreement, being subjected to following

CLAUSES

FIRST: The Parties agree that for interpretation and compliance of this Agreement, the following grammar terms will be understand as follows:

-	The Producer: The physical person LETICIA HERMOSILLO RAVELERO, by her own right, who is subjected with full faculties.

-	The Distributor: DOLLINGER INNOVATIONS INC. Company

-	The Agreement: This Bonding and Co-Responsibility Agreement

-	The Parties: The Producer and The Distributor who appear to celebrate this Agreement

-	The Mexican Institute of Industrial Property: It is a decentralized public body with legal status and own patrimony, whose objects is the application of the Federal Act of protection to Industrial Property, its Regulations and other applicable provisions in this matter.

SECOND: The Producer is obligated to provide The Distributor, in the terms of this Agreement, elaborated, packed and labeled products by The Producer which strictly fulfill the valid Mexican Official Norm for Tequila.

THIRD: The Producer is obligated to provide The Distributor, upon its request, officially valid certificates on compliance of this Agreement.

FOURTH: According to provisions of Article 308 of the Federal Act of protection to Industrial Property, The Producer allows that The Distributor applies Tequila word to product that it sells or distributes, from products received from The Producer.

FIFTH: According to provisions of Article 308 of the valid Federal Act of Protection to Industrial Property, The Distributor is obligated to fulfill the requirements established in fractions III, IV and V of Article 298 of same Act and those provided in the Regulations of the mentioned Act. If The Distributor defaults this obligation, will proceed the cancellation of the inscription.

For purposes of mentioned in previous paragraph, Fractions III, IV and V of Article 298 of above mentioned Act are transcribed textually. The Distributor is obligated to fulfill them.

Article 298. The authorization to use an Origin Denomination or geographical indication, must be requested to Institute and it will be granted to physical or moral person that:

III. Submit document accrediting the fulfilling of the correspondent Mexican Official Norms, when is a protected Origin Denomination;

IV. Submit document accrediting the fulfilling of the established use rules if it is a protected geographical indication; and

V. Fulfill other requirements indicated by the Statement

SIXTH: The Distributor is obligated not to alter in any way, in the performance of activities mentioned in B-4, the Tequila 100% of Agave, delivered by The Producer, previously packed and labeled in origin.

The operations that could be performed by The Distributor will be of distribution and sale the delivered product by The Producer, previously packed and labeled.

SEVENTH: The Distributor is obligated to provide The Producer, at least once a year, officially valid certificates on provided in this Agreement.

EIGHTH: The Distributor is obligated to use Tequila Origin Denomination and distribute the product of same name, provided by The Producer, only in packaging showing “SWOL” denomination, which is recorded as Mark Class 33 in the Mexican Institute for Protection of Industrial Property with following information:

Products	Denomination	Record Country	Record No.	Holder
Alcoholic beverages, except beers; Tequila; Alcoholic Mixes for Beverages	SWOL	Mexico	2141431	Dollinger Innovations, Inc.

NINTH: The Distributor is obligated to show in ostensible way the No. NOM 1477 assigned to The Producer, in the labels in which appears the mark that will identify to product. Information on such number or its modifications will be provided from The Producer to The Distributor.

TENTH: The Distributor is obligated to all distributed or sold products, from product delivered by The Producer, will be put in the market after to have been packed and labeled of origin. In no case The Distributor can sell or distribute in the market bulk product, being cause of advanced termination of this Agreement.

ELEVENTH: The Producer only and exclusively will manufacture for The Distributor, according to provisions of this Agreement, and in quantities and conditions agreed from both parties, Tequila Añejo product, whose aging will be in Oak Barrel for 4 to 6 weeks additional to those the Producer offers to other distributors.

TWELFTH: Also, The Producer only and exclusively will manufacture for The Distributor, according to provisions of this Agreement, and in quantities and conditions agreed from both parties, Tequila 100% of Agave with Peach flavor.

THIRTEENTH: The term of this Agreement will be five (5) years from the date in which the Mexican Institute of Industrial Property officially communicates its inscription.

Also, the Parties recognize that the agreed validity in this Clause can be modified by legal provisions which substantially affect the terms and conditions of this Agreement, or others related to fulfillment of valid Mexican Official Norm for Tequila, for which this Agreement can be modified and renewed according to new applicable provisions; in such case, the Parties agree to subject to Mexican Institute of Industrial Property a new agreement that is adapted to such legal provisions.

Any of the Parties can terminate this Agreement, previous written notification to other Party, 30 days in advance.

FOURTEENTH: The Parties agree that the inscription of this Agreement in the Mexican Institute of Industrial Property must be requested within 30 following days to its celebration.

Om case that the inscription of this Agreement be denied by Mexican Institute of Industrial Property, The Distributor will notify to The Producer the reasons of such Institute and it will request its consent to modify this Agreement in the terms indicated by the Institute, before to submit it again for its inscription.

FIFTEENTH: After that this Agreement be inscribed, The Distributor will deliver to The Producer a copy of the certificate of respective inscription with 15 following days to the date of inscription.

SIXTEENTH: The notices and notifications that in virtue of this Agreement must be given between the Parties, must be in write and delivered in confirmed way to the Parties in the domiciles that they have specified in this Agreement.

SEVENTEENTH: The Parties declare that in the celebration of this Agreement there is not fraud, injury, bad faith or any other vice that may invalidate it, the contracting parties being in agreement that the agreed clauses are fair and legitimate.

EIGHTEENTH: In case that one or more of the stipulations contained in this Agreement be declared as not valid by order of legal authority, other clauses contained herein will be valid and legally effective between the Parties.

NINETEENTH: The Agreement represents the will and has definitive character between the Parties regarding to its object, in such virtue, from this time it voids any other oral, written, tacit or express agreement that can exist between the Parties regarding to the object; having to subsist solely and exclusively the legal relationship derived from the Agreement.

TWENTIETH: The Parties agree that for interpretation and fulfillment of this Agreement, as well as in case of any controversy and / or litigation, they will be subjected to jurisdiction of courts, laws and Mexican territory, in particular to Guadalajara city, Jalisco, Mexico, renouncing the jurisdiction that may correspond to them due to their current or future address.

TWENTY-FIRST: This version in Spanish language is the only one with official validity.

Once the Parties are aware of the content and legal scope of this Agreement and there is no error, fraud, bad faith or any vice of consent that could invalidate it, they sign it in Guadalajara, Jalisco, on March 19, 2021.

/There is signature/

The Producer

LETICIA HERMOSILLO RAVELERO

/The Distributor/

SEAN DOLLINGER, DOLLINGER INNOVATIONS INC.

Witness

CONSTANZA REMONDA

/There is signature/

Witness

MIRIAM MARGARITA PEREZ RAYGOZA

All pages are duly signed.

Translator: SILVIO ALEJANDRO PUERTAS PINO

Resolution 0941 of August 30th 1996 from the Ministry of Home Affairs and Justice